EXHIBIT 99.3

SABA SOFTWARE, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of Saba Software, Inc. (“Saba”) and THINQ Learning Solutions, Inc. (“THINQ”) after giving effect to our acquisition of THINQ (“Acquisition”), borrowings under our $4.5 million term loan agreement (“Term Loan”) the proceeds of which are to be used to refinance at more favorable rates approximately $3.6 million of existing THINQ obligations and to fund additional obligations relating to the acquisition, and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. We acquired THINQ on May 5, 2005.

The unaudited pro forma condensed combined balance sheet as of February 28, 2005 is presented as if the Acquisition and borrowings under the Term Loan occurred on February 28, 2005. The unaudited pro forma condensed combined statement of operations of Saba and THINQ for the nine months ended February 28, 2005 is presented as if the Acquisition and borrowings under the Term Loan had taken place on June 1, 2003 and were carried forward through February 28, 2005. The unaudited pro forma condensed combined statement of operations of Saba and THINQ for the year ended May 31, 2004 is presented as if the Acquisition and borrowings under the Term Loan had taken place on June 1, 2003 and were carried forward through May 31, 2004.

The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon a preliminary valuation. The estimated fair values of certain assets and liabilities have been determined with the assistance of a third-party valuation firm and such firm’s preliminary work. Our estimates and assumptions are subject to change upon the finalization of the valuation. The primary areas of the purchase price which are not yet finalized relate to the fair value of goodwill and the fair value of the net tangible assets acquired.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position of Saba that would have been reported had the Acquisition and borrowings under the Term Loan been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of Saba. The unaudited pro forma financial statements do not reflect any operating efficiencies and cost savings that we may achieve with respect to the combined companies. Additionally, the net tangible assets of THINQ that we acquired on May 5, 2005 were substantially different than the net assets presented in the unaudited pro forma condensed combined balance sheet, primarily as a result of higher trade receivables balances from increased sales volume during THINQ’s first and second fiscal quarter prior to the date of the Acquisition. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Saba included in the annual report on Form 10-K and quarterly reports on Form 10-Q and the historical consolidated financial statements and accompanying notes of THINQ included herein.

SABA SOFTWARE, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of February 28, 2005

(in thousands)

	Historical
	Feb 28, 2005	Dec. 31, 2004	Pro Forma Adjustments (Note 4)		Pro Forma Combined
	Saba	THINQ
ASSETS
Current assets:
Cash and cash equivalents	$15,362	$1,597	$819	A	$17,778
Accounts receivable, net	9,058	2,137	—		11,195
Prepaid expenses and other current assets	1,136	638	(475	)G	1,299

Total current assets	25,556	4,372	344		30,272

Property and equipment, net	710	203	—		913
Goodwill, net	5,288	17,168	(7,292	)B	15,164
Purchased intangible assets, net	—	—	5,050	C	5,050
Restricted cash	—	140	—		140
Other assets	909	221	—		1,130

Total assets	$32,463	$22,104	$(1,898)		$52,669

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$991	$1,310	$—		$2,301
Accrued liabilities	5,546	719	512	D	6,777
Deferred revenue	9,422	3,795	(1,667	)F	11,550
Bank borrowings	—	1,479	21	E	1,500
Current portion of debt and lease obligations	780	1,870	(669	)E	1,981

Total current liabilities	16,739	9,173	(1,803)		24,109

Deferred revenue	83	1,375	(703	)F	755
Accrued rent	2,594	252	—		2,846
Debt and lease obligations, less current portion	357	1,627	1,567	E	3,551

Total liabilities	19,773	12,427	(939)		31,261

Stockholders’ equity	12,690	9,677	(959	)H	21,408

Total liabilities and stockholders’ equity	$32,463	$22,104	$(1,898)		$52,669

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

SABA SOFTWARE, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended February 28, 2005

(in thousands, except per share information)

	Historical
	For the Nine Months Ended				Pro Forma Combined
	Feb 28, 2005	Dec. 31, 2004	Pro Forma Adjustments (Note 4)
	Saba	THINQ
Revenues:
License	$9,598	$1,459	$(18)		$11,039
Services	20,590	10,159	(149)		30,600

Total revenues	30,188	11,618	(167	) L	41,639

Cost of revenues:
Cost of license	219	212	—		431
Cost of services	9,054	3,793	(16	) M	12,831
Amortization of acquired technology	2	—	—		2

Total cost of revenues	9,275	4,005	(16)		13,264

Gross profit	20,913	7,613	(151)		28,375

Operating expenses:
Research and development	7,197	1,723	—		8,920
Sales and marketing	12,775	3,603	—		16,378
General and administrative	3,544	1,395	—		4,939
Amortization of purchased intangible assets	—	—	509	I	509

Total operating expenses	23,516	6,721	509		30,746

Loss from operations	(2,603)	892	(660)		(2,371)
Interest income (expense) and other, net	(101)	(653)	14	J	(740)

Loss before provision for income taxes	(2,704)	239	(646)		(3,111)

Provision for income taxes	(140)	—	—	K	(140)

Net loss	$(2,844)	$239	$(646)		$(3,251)

Basic and diluted net loss per share	$(0.18)	$—	—		$(0.19)

Shares used in computing basic and diluted net loss per share	15,419		1,700	N	17,119

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

SABA SOFTWARE, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended May 31, 2004

(in thousands, except per share information)

	Historical
	For the Year Ended		Pro Forma Adjustments (Note 4)		Pro Forma Combined
	May 31, 2004	Mar 31, 2004
	Saba	THINQ
Revenues:
License	$9,838	$3,952	$(887)		$12,903
Services	24,633	13,573	(1,360)		36,846

Total revenues	34,471	17,525	(2,247	)L	49,749

Cost of revenues:
Cost of license	222	391	—		613
Cost of services	12,057	5,810	(443	)M	17,424
Amortization of acquired developed technology	401	—	—		401

Total cost of revenues	12,680	6,201	(443)		18,438

Gross profit	21,791	11,324	(1,804)		31,311

Operating expenses:
Research and development	9,972	3,491	—		13,463
Sales and marketing	17,947	7,181	—		25,128
General and administrative	4,357	1,621	—		5,978
Amortization of deferred stock compensation and other stock charges	45	—	—		45
Amortization of purchased intangible assets	139	260	679	I	1,078
Settlement of litigation	1,701	—	—		1,701

Total operating expenses	34,161	12,553	679		47,393

Loss from operations	(12,370)	(1,229)	(2,483)		(16,082)
Interest income (expense) and other, net	(205)	(506)	19	J	(692)

Loss before provision for income taxes	(12,575)	(1,735)	(2,464)		(16,774)

Provision for income taxes	(108)	—	—	K	(108)

Net loss	$(12,683)	$(1,735)	$(2,464)		$(16,882)

Basic and diluted net loss per share	$(0.95)	—	—		$(1.12)

Shares used in computing basic and diluted net loss per share	13,411	—	1,700	N	15,111

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

SABA SOFTWARE, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined balance sheet as of February 28, 2005 and the unaudited pro forma condensed combined statements of operations for the nine months ended February 28, 2005 and for the year ended May 31, 2004 are based on the historical financial statements of Saba Software, Inc. (“Saba”) and THINQ Learning Solutions, Inc. (“THINQ”) after giving effect to our acquisition of THINQ (“Acquisition”), borrowings under our $4.5 million term loan agreement (“Term Loan”), to be used to refinance at more favorable rates approximately $3.6 million of existing THINQ obligations and to fund additional obligations relating to the acquisition, and the assumptions and adjustments described in the notes herein. THINQ’s fiscal year ends on December 31, and its historical results have been aligned to more closely conform to our May 31 fiscal year end. No pro forma adjustments were required to conform THINQ’s accounting policies to Saba’s accounting policies.

The unaudited pro forma condensed combined balance sheet as of February 28, 2005 is presented as if the Acquisition and borrowings under the Term Loan occurred on February 28,2005, and due to different fiscal period ends, combines the historical balance sheet for Saba at February 28, 2005 and the historical balance sheet of THINQ at December 31, 2004.

The unaudited pro forma condensed combined statement of operations of Saba and THINQ for the nine months ended February 28, 2005 is presented as if the Acquisition and borrowings under the Term Loan had taken place on June 1, 2003 and, due to different fiscal period ends, combines the historical results of Saba for the nine months ended February 28, 2005 and the historical results of THINQ for the nine months ended December 31, 2004.

The unaudited pro forma condensed combined statement of operations of Saba and THINQ for the year ended May 31, 2004 is presented as if the Acquisition and borrowings under the Term Loan had taken place on June 1, 2003, and due to different fiscal period ends, combines the historical results of Saba for the year ended May 31, 2004 and the historical results of THINQ for the twelve months ended March 31, 2004.

The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon a preliminary valuation. The estimated fair values of certain assets and liabilities have been determined with the assistance of a third-party valuation firm and such firm’s preliminary work. Our estimates and assumptions are subject to change upon the finalization of the valuation. The primary areas of the purchase price which are not yet finalized relate to the fair value of goodwill and the fair value of the net tangible assets acquired.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position of Saba that would have been reported had the Acquisition and borrowings under the Term Loan been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of Saba. The unaudited pro forma financial statements do not reflect any operating efficiencies and cost savings that we may achieve with respect to the combined companies. Additionally, the net tangible assets of THINQ that we acquired on May 5, 2005 were substantially different than the net assets presented in the unaudited pro forma condensed combined balance sheet, primarily as a result of higher trade receivables balances from increased sales volume during THINQ’s first and second fiscal quarter prior to the date of the Acquisition. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Saba included in the annual report on Form 10-K and quarterly reports on Form 10-Q and the historical consolidated financial statements and accompanying notes of THINQ included herein.

2. THINQ ACQUISITION

Pursuant to our Agreement and Plan of Merger with THINQ a Delaware corporation, dated March 24, 2005 (“Agreement Date”), we acquired all of the outstanding common stock of THINQ for 1,700,000 shares of common stock and $100,000 in cash as of May 5, 2005, subject to a post-closing balance sheet adjustment. We have included the financial results of THINQ in our consolidated financial statements beginning May 6, 2005.

In addition, up to an additional 100,000 shares of Company common stock may be issued over a three-year period pursuant to an earn-out provision. As security for the Stockholders’ indemnification obligations as set forth in the Merger Agreement, approximately 20% of the total merger consideration is held in escrow until the date the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2006 is required to be filed with the Securities and Exchange Commission. Approximately 635,000 shares of the Company are held in escrow in connection with this transaction, consisting of approximately 360,000 shares for stockholders indemnification obligations for general liability and approximately 275,000 shares for post-closing balance sheet adjustments including accounts receivable.

Our acquisition of THINQ has been accounted for as a business combination. Assets acquired and liabilities assumed were recorded at their fair values as of May 5, 2005. The total preliminary purchase price is $9.3 million, including acquisition related transaction costs and is comprised of (in thousands):

Saba common stock (1.7 million shares at $5.128)	$8,718
Cash	100
Acquisition transaction costs	512

Total preliminary purchase price	$9,330

Acquisition related transaction costs include our estimate of legal and accounting fees and other external costs directly related to the Acquisition.

Under business combination accounting, the total preliminary purchase price will be allocated to THINQ’s net tangible and identifiable intangible assets based on their estimated fair values as of May 5, 2005. The excess of the purchase price over the net tangible and identifiable intangible assets will be recorded as goodwill. Based upon a preliminary valuation, the total preliminary purchase price for purposes of pro forma presentation was allocated as follows (in thousands):

		Estimated Useful Lives
Net tangible assets	$(5,596)	—
Customer backlog	300	3 years
Customer relationships	4,750	7 years
Goodwill	9,876	—

Total preliminary purchase price allocation	$9,330

The preliminary allocation of the purchase price was based upon a preliminary valuation, as described below, and our estimates and assumptions are subject to change upon the finalization of the valuation.

Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired. Goodwill amounts are not amortized, but rather are tested for impairment at least annually. In the event that we determine that the value of goodwill has become impaired, we will incur an accounting charge for the amount of impairment during the fiscal quarter in which such determination is made.

The preliminary estimated fair value of customer backlog and customer relationships was determined by management based on a third-party valuation.

Net tangible assets were valued at their respective carrying amounts, except for prepaid expenses and deferred revenues, as we believe that these amounts approximate their current fair values.

Deferred revenues were reduced by $2.4 million in the pro forma condensed combined balance sheet, to adjust deferred revenue to an amount equivalent to the estimated cost plus an appropriate profit margin to perform the services related to THINQ’s software support and hosting contracts and performance of pre-paid professional services.

We have currently not identified any pre-acquisition contingencies where a liability is probable and the amount of the liability can be reasonably estimated. If information becomes available to us prior to the end of the purchase price allocation period, which would indicate that a liability is probable and the amount can be reasonably estimated, such items will be included in the purchase price allocation.

3. TERM LOAN

On May 5, 2005, we entered into Amendment No. 4 to the Amended and Restated Loan and Security Agreement with Consent (“Amendment”) dated as of May 5, 2005, between Silicon Valley Bank and the Company. The Amendment: (i) provides for the bank’s consent to the THINQ acquisition; (ii) reduces the Company’s existing $5,000,000 revolving line of credit to $250,000 and extends the maturity date of the revolving line of credit to March 28, 2006; (iii) provides for a new equipment term loan of up to $500,000; and (iv) provides for a new term loan of up to $4,500,000, the proceeds of which are to be used to refinance at more favorable rates approximately $3.6 million of existing THINQ obligations and to fund additional obligations relating to the acquisition. Borrowings under the new equipment term loan and the new term loan must be repaid in 36 equal monthly installments of principal plus interest. Outstanding principal under the new equipment term loan and the new term loan bear interest at the bank’s prime rate plus 0.25%.

The Amendment also amends certain covenants under the credit facility replacing the existing financial covenant with a covenant that requires the Company to maintain a minimum balance of unrestricted cash and cash equivalents, net of borrowings, of (a) $11 million as of any fiscal quarter end during the period from the Amendment date through May 31, 2006, (b) $10 million for any date that is not a fiscal quarter end during such period, (c) $9 million at any time during the period June 1, 2006 through May 31, 2007, and (d) $7.5 million for any date thereafter. If the Company fails to satisfy covenants under the credit facility and has not obtained an applicable waiver or amendment of the covenants from the bank, the Company may have to face default on its credit facility.

In connection with the Amendment, THINQ entered into an Unconditional Guaranty dated May 5, 2005 in favor of the bank guaranteeing payment of all amounts owed by the Company to the bank under the credit facility and under all documents related to the credit facility. To secure its guarantee obligations, THINQ granted to the bank a security interest in all of its assets other that its intellectual property under a Security Agreement dated as of May 5, 2005 executed by THINQ in favor of the bank.

On May 5, 2005, we borrowed $4.5 million under the Term Loan, and re-paid approximately $3.6 million of THINQ debt.

4. PRO FORMA ADJUSTMENTS

The following pro forma adjustments are included in the unaudited pro forma condensed combined balance sheet:

(A) To record the following adjustments to cash (in thousands):

To record proceeds from the Term Loan	$4,500
To record cash paid to THINQ shareholders	(100)
To record cash paid to reduce THINQ debt and obligations	(3,581)

Total adjustments to cash	$819

(B) To eliminate THINQ’s historical goodwill and record the preliminary fair value of goodwill (in thousands).

To record preliminary fair value of goodwill	$9,876
To eliminate THINQ’s historical goodwill	(17,168)

Total adjustment (decrease) in goodwill	$(7,292)

(C) To record the preliminary value of identifiable intangible assets, the related amortization expense is calculated using the straight-line method (in thousands).

	Preliminary Fair Value	Annual Amortization		Nine Months Amortization		Estimated Useful Life
Customer backlog	$300	$100	*	$75	*	3 years
Customer relationships	4,750	679		509		7 years

Total identifiable purchased intangible assets	$5,050	$779		$584

*	The amortization of customer backlog, which represents contractual obligations for which THINQ had been paid, is reflected as a reduction of revenue rather than amortization of intangible assets expense.

(D) To record the acquisition transaction costs of $512,000 to accrued liabilities.

(E) To record the Term Loan obligation of $4.5 million and the related extinguishment of $3.6 million in THINQ obligations resulting in a net increase of $0.9 million of indebtedness (in thousands).

	Saba Increase	THINQ Decrease	Total increase (decrease)
Bank borrowings	$1,500	$(1,479)	$21
Current portion of debt and lease obligations	—	(669)	(669)
Debt and lease obligations, less current portion	3,000	(1,433)	1,567

Total increase (decrease) in indebtedness	$4,500	$(3,581)	$919

(F) To record the preliminary fair value adjustment to deferred revenue acquired (in thousands).

The preliminary fair value represents an amount equivalent to the estimated cost plus an appropriate profit margin to perform services related to THINQ’s software support and hosting contracts and the performance of pre-paid professional services based on the deferred revenue balances of THINQ as of December 31, 2004 and does not reflect the actual fair value adjustment as of the date of the May 5, 2005 acquisition.

	Historical Amount, net	Preliminary Fair Value	Decrease	Decrease in Annual Revenue	Decrease in Nine Months Revenue
Software licenses	$634	$—	$(634)	$(608)	$(12)
Maintenance support	1,763	1,093	(670)	(615)	(46)
Services	1,398	1,035	(363)	(266)	—

Short-term deferred revenue	3,795	2,128	(1,667)	(1,489)	(58)

Software licenses	290	—	(290)	(279)	(6)
Maintenance support	1,085	672	(413)	(379)	(28)

Long term deferred revenue	1,375	672	(703)	(658)	(34)

Total deferred revenues, net	$5,170	$2,800	$(2,370)	(2,147)	(92)

Amortization of customer backlog, a purchased intangible asset*				(100)	(75)

				$(2,247)	$(167)

*	The amortization of this intangible asset is reflected as a reduction of revenue rather than amortization of intangible assets expense – see (C).

(G) To record the difference between the preliminary fair value and the historical amount of THINQ’s prepaid expenses. These direct incremental costs (purchased 3rd party royalty licenses) relate to deferred revenue transactions (in thousands).

	Historical Amount	Preliminary Fair Value	Decrease	Decrease in Annual Cost of Services	Decrease in Nine Months Cost of Services
Prepaid expenses and other current assets	$638	$163	$475	$443	$16

(H) To record the adjustments to stockholder’s equity (in thousands).

To eliminate THINQ’s historical stockholder’s equity	$(9,677)
To record the issuance of 1,700,000 Saba common shares	8,718

Total adjustments to stockholder’s equity	$(959)

The following pro forma adjustments are included in the unaudited pro forma condensed combined statements of operations:

(I) To record additional amortization expenses related to intangible assets acquired – see C.

(J) To record interest expense associated with the Term Loan less interest expense associated with the THINQ obligations - see Note 3 Term Loan (in thousands).

	Amount	Estimated Annual Interest Rate	Increase (Decrease) in Annual Interest Exp.	Increase (Decrease) in Nine Months Interest Exp.
Saba Term Loan	$4,500	6.25%	$282	$212
THINQ revolving line of credit	(1,479)	6.00%	(89)	(67)
THINQ promissory notes	(2,102)	10.07%	(212)	(159)

Total increase in indebtedness	$919

Total increase (decrease) in interest expense			$(19)	$(14)

Impact of a 1/8% increase in the Saba term loan interest rate	$4,500	0.125%	$6	$4
Impact of a 1/8% decrease in the Saba term loan interest rate	$4,500	0.125%	$(6)	$(4)

(K) No income tax impact on pro forma adjustments has been recorded because the Company has not recorded tax benefits related to net operating loss carryforwards since the Company’s inception.

(L) To record the preliminary fair value adjustment to deferred revenue acquired – see (F).

(M) To record the preliminary fair value adjustment to cost of services associated with the prepaid services asset – see (G).

(N) To record the 1.7 million shares expected to be issued pursuant to our Agreement and Plan of Merger. These shares are subject to a post-closing balance sheet adjustment. Approximately 635,000 shares of the Company are held in escrow in connection with this transaction, consisting of approximately 360,000 shares for stockholders indemnification obligations for general liability and approximately 275,000 shares for post-closing balance sheet adjustments including accounts receivable. An additional 100,000 shares of Company common stock may be issued over a three-year period pursuant to an earn-out provision. For purposes of this pro forma presentation the entire 1.7 million shares are shown as outstanding because they are expected to be issued subsequent to the escrow period. The additional 100,000 shares are not included in the pro forma condensed combined financial statements because they are contingent on certain future earn-out performance measurements – see (H).